                             AURORA GOLD CORPORATION
                             1400-400 Burrand Street
                             Vancouver, B.C., Canada
                                     V6C 2W2




August 16, 1997



Minera Motagua, S.A.
30 calle 13-38
Zone 5
Guatemala City
Guatemala

Attention:  Mr. Roberto Destarac

Dear Mr. Destarac,

We agree to the terms of this agreement, as follows:

1. Aurora would make two cash payments: $5,000 USF on August 18, 1997 and $10,000 USF upon completion of our due diligence on the ten mineral concessions. The combined total of these two payments is $15,000 USF. These two payments would be a onetime cash payment.

2. Upon completion of our due diligence and governmental approval of the ten applications, 11,500 common shares of Aurora Gold Corporation per mineral concession (a total of 115,000 common shares) will be issued to Minera Motagua, S.A.

3. A 2% Net Smelter Royalty Interest (NSR) will be granted to Minera Motagua, S.A. for each distinct mineral deposit per mineral concession. This NSR is exclusive of the mandatory 1% NSR granted to the government of Guatemala.

4. 100,000 common shares of Aurora Gold Corporation will be issued to Minera Motagua, S.A. upon a positive feasibility report for each distinct mineral deposit per mineral concession that is deemed to be economically viable.

                                       80
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5.       Aurora Gold Corporation shall have the First Right of Refusal for a period of twenty (20) days on terms mutually acceptable to Aurora Gold Corporation and Minera Motagua, S.A. on any other mineral concessions that Minera Motagua, S.A. has applied for and/or has been granted. This First Right of Refusal is exclusive of two pending transactions with BWI Resources and Megastar Ventures.

6. Aurora Gold Corporation or its wholly owned subsidiary Aurora Gold Corporation (B.V.I.) Limited or a wholly owned Guatemalan subsidiary or its nominees will be the party named in the final agreement.

7. Upon completion of our due diligence and Governmental approval of applications for the four mineral concessions Aurora Gold Corporation and Minera Motagua, S.A. will enter into a final agreement transferring 100% ownership of each of the ten mineral concessions to Aurora Gold Corporation and/or its subsidiary.

8. Aurora Gold Corporation will assume the payment of all fees and be responsible for maintaining the title to the concessions in accordance with the newly instituted mining law of Guatemala.

The above mentioned terms and references are supported on the following knowledge of the ten mineral concessions.

The following is a list of the ten mineral concession (lease see Appendix "A" for a complete property descriptions): LOS CIPRESES, CHIYAX, ATITLAN, LOS ANGELES, LA UNION, SAN DIEGO, BARRANQUILLO, EL RANCHO, EL JICARO AND MONJITAS.

Please sign below and return this letter to my attention, at which time we will begin drafting a formal Agreement.

Yours truly,
Aurora Gold Corporation


David E. Jenkins
President

The terms outlined above are accepted by Minera Motagua, S.A., this 16th day of August 1997.

Minera Motagua, S.A.


Per:
    ------------------------------------
    Roberto Destarac

                                  APPENDIX "A"


Please see attached ten (10) pages containing properties descriptions and a general location map.

"MONJITAS"

         Is located on the Guatemala province in central Guatemala some 10 kilometers east of Guatemala City. It covers a total area of 20 sq. Kms. and is bounded by the following UTM coordinates;

--------------------------------------------------------------------------------------------------------------------------
                 Apex                                     North                                    East
--------------------------------------------------------------------------------------------------------------------------
                   1                                    1,627,000                                769,000
                   2                                    1,627,000                                776,600
                   3                                    1,632,000                                776,000
                   4                                    1,632,000                                769,000
--------------------------------------------------------------------------------------------------------------------------


         The Monjitas concession was requested based on historical references obtained from the Archives of Central America. One of them dating from 1892 states: "Mr Benito Vega, claims that in the place called Monjitas, in Santa Rosita, he discovered a gold and silver mine, which he pretends to name El Socorro."

         The concession is located on the mountains to the east of Guatemala City. This area is marked by the presence of a N-S fault, which is the eastern border of the Asuncion valley. Tertiary volcanic rocks are predominant in the area. Several outcrops of silicified, oxidized and altered volcanic rocks have been located.

         The mineral exploration concession application was presented to the Ministry of Energy and Mines on June 2, 1997. The concession is located within the GUATEMALA 1:250,000 scale base map.

"EL RANCHO"

         Is located on the El Progreso and Zacapa provinces in eastern Guatemala, some 95 kilometers east of Guatemala City. It covers an area of 90 sq., Kms. and is bounded by the following UTM coordinates:

--------------------------------------------------------------------------------------------------------------------------
                 Apex                                     North                                    East
--------------------------------------------------------------------------------------------------------------------------
                   1                                    1,638,000                                824,500
                   2                                    1,638,000                                832,000
                   3                                    1,650,000                                832,000
                   4                                    1,650,000                                824,500
--------------------------------------------------------------------------------------------------------------------------

         The El Rancho exploration concession was requested based on references obtained from the Archives of Central America. The references in general state the presence of several copper, gold, silver, and iron mineral deposits on the El Rancho mountains south of a town with the same name.

         Geology is very similar to that one found in El Barranquillo and El Jicarro concessions, although El Rancho is closest to the Motagua valley and fault. On the other side of the Motagua River, to the north of El Rancho, the Ministry of Energy and Mines has declared a mineral reserve area called San Agustin. The reserve was declared based on studies performed a Korean prospecting mission which performed sediments sampling all around Guatemala and obtained several gold anomalies at San Agustin.

         The mineral exploration concession was presented to the Ministry of Energy and Mines on June 26, 1997. The concession can be plotted on the CHIQUIMULA 1:250,000 base map.

"BARRANQUILLO"

         Is located on the El Progreso province in eastern Guatemala, some 70 kilometers east of Guatemala City. It covers an area of 96 sq. Kms. and is bounded by the following UTM coordinates:

--------------------------------------------------------------------------------------------------------------------------
                 Apex                                     North                                    East
--------------------------------------------------------------------------------------------------------------------------
                   1                                    1,637,000                                805,000
                   2                                    1,637,000                                817,000
                   3                                    1,645,000                                817,000
                   4                                    1,645,000                                805,000
--------------------------------------------------------------------------------------------------------------------------

         The Barranquillo concession was requested based on references obtained at the Archives of Central America. These references mention the existence of an old copper-gold mine 10 kilometers east of the town of Barranquillo, on the road to Guastatoya. All the locations mentioned are within the El Barranquillo concession.

         The geology of the concession is very similar to that found in the Jicaro concession, which bounds Barranquillo to the east.

         The mineral exploration concession application was presented to the Ministry of Energy and Mines on June 2, 1997. The concession can be plotted on the GUATEMALA 1:250,000 base map.

"LOS CIPRESES"

         Is located in the Totonicapan province in western Guatemala 200 kms. west of Guatemala City. It covers an area of 56 sq. kms. Its UTM coordinates are:

--------------------------------------------------------------------------------------------------------------------------
                 Apex                                     North                                    East
--------------------------------------------------------------------------------------------------------------------------
                   1                                    1,653,000                                675,000
                   2                                    1,653,000                                666,000
                   3                                    1,662,000                                666,000
                   4                                    1,662,000                                675,000
--------------------------------------------------------------------------------------------------------------------------

         The Los Cipreses concession was requested based on references from the Archives of Central America. Two references state the existence of a silver and gold mine on the road from Momostenango to San Francisco el Alto. They mention a vein with an east west orientation on a hill called Trece. Assays yielded 3 ounces of silver per 100 pounds of rock and some gold. Geologically the area is located within tertiary volcanic terrain close to several igneous bodies. It is important to recognize that the Motagua Fault is lost when it come into contact with tertiary volcanic rocks at this particular area. It can be inferred that the Fault was buried but is still capable of controlling mineralization in the area on later tectonic events.

         The mineral exploration concession was presented to the Ministry of Mines on May 7, 1997. The area is plotted on the bottom-left corner of the COBAN, and on the upper-left corner of the GUATEMALA 1:250,000 maps provided.

"CHIYAX"

         Is located in the Totonicapan province of western Guatemala some 210 kms. northwest of Guatemala City. It covers an area of 48 sq. kms. and is bounded by the following UTM coordinates:

--------------------------------------------------------------------------------------------------------------------------
                 Apex                                     North                                    East
--------------------------------------------------------------------------------------------------------------------------
                   1                                    1,652,000                                678,000
                   2                                    1,646,000                                678,000
                   3                                    1,646,000                                686,000
                   4                                    1,652,000                                686,000
--------------------------------------------------------------------------------------------------------------------------

         The Chiyaz area was requested based on several references obtained from the Archives of Central America. At least four references dating from 1796 through 1892 mention gold and silver mines on the hills next to the town of Totonicapan. Special reference is made to the mines called Parrasqui and Choatulum. The geology of the area is very similar to that found at the Los Cipreses area due to their proximity.

         The mineral exploration concession application was presented to the Ministry of Energy and Mines on May 13, 1997. The area is plotted on the upper-left-hand corner of the GUATEMALA 1:250,000 scale map provided.

"EL JICARO"

         Is located in the El Progreso province in eastern Guatemala, some 80 kilometers east of Guatemala City. It covers an area of 90 sq. Kms. and is bounded by the following UTM coordinates:

--------------------------------------------------------------------------------------------------------------------------
                 Apex                                     North                                    East
--------------------------------------------------------------------------------------------------------------------------
                   1                                    1,638,000                                817,000
                   2                                    1,638,000                                824,500
                   3                                    1,650,000                                824,500
                   4                                    1,650,000                                817,000
--------------------------------------------------------------------------------------------------------------------------

         The El Jicaro concession was requested based on a reference obtained from the Archives of Central America. The reference mentions the presence of copper and gold bearing minerals on the Anchuga Mountain, close to the town of Guastatoya. This mountain is covered within the El Jicaro concession.

         The geology of the region is marked by the presence of the Motagua Fault, the largest east-west structure in Guatemala, which extends all the way to the Caribbean. Due to the proximity of such a large structure, geology is complex and is characterized by the presence of several rock types, including intrusives, tertiary rhyolites and redbeds of Cretaceous age.

         The mineral exploration concession application was presented to the Ministry of Energy and Mines on June 2, 1997. The concession can be plotted on the GUATEMALA and CHIQUIMULA 1:250,000 scale base maps.

"LOS ANGELES 1" & "LA UNION 1"

         Both are located in the Zacapa province in eastern Guatemala close to the border with Honduras, they cover an area of 180 sq. kms. Their UTM coordinates are:

LOS ANGELES 1

--------------------------------------------------------------------------------------------------------------------------
                 Apex                                     North                                    East
--------------------------------------------------------------------------------------------------------------------------
                   1                                    1,645,000                                236,000
                   2                                    1,655,000                                236,000
                   3                                    1,655,000                                245,000
                   4                                    1,645,000                                245,000
--------------------------------------------------------------------------------------------------------------------------


LAN UNION 1

--------------------------------------------------------------------------------------------------------------------------
                 Apex                                     North                                    East
--------------------------------------------------------------------------------------------------------------------------
                   1                                    1,646,000                                245,000
                   2                                    1,646,000                                254,000
                   3                                    1,648,000                                254,000
                   4                                    1,648,000                                257,000
                   5                                    1,657,000                                257,000
                   6                                    1,657,000                                254,000
                   7                                    1,653,000                                254,000
                   8                                    1,653,000                                245,000
--------------------------------------------------------------------------------------------------------------------------

         The Los Angeles 1 and La Union 1 areas were requested based on the geological environment surrounding it and a very prominent topographic structure. The area are bounded to the north by the Managua area which was explored by the UN and the Ministry of Energy and Mines during the 1980s and yielded results for copper, lead, silver, and gold. Geologists from the Ministry strongly recommend the area for exploration. A complete report of the Managua project is included for its review.

         Geologically, the area is located at on Paleozoic metamorphic rocks in contact with an intrusive body and tertiary volcanic terrain.

         The Los Angeles 1 area and the La Union 1 area correspond to one concession but were divided in order to avoid an extremely large concession.

         The application was presented to the Ministry of Mines on April 24, 1997. The area is plotted on the CHIQUIMULA 1:250,000 scale map included.

"ATITLAN"

         Also a mineral reconnaissance concession located in the Sacatepequez, Chimaltenango, and Solola provinces in western Guatemala. It covers an area of 600 sq. Kms., bounded by the following UTM coordinates:

--------------------------------------------------------------------------------------------------------------------------
                 Apex                                     North                                    East
--------------------------------------------------------------------------------------------------------------------------
                   1                                    1,625,000                                700,000
                   2                                    1,625,000                                730,000
                   3                                    1,605,000                                730,000
                   4                                    1,605,000                                700,000
--------------------------------------------------------------------------------------------------------------------------

         The Atitlan concession was requested based on the geological setting of the region and on several references from the Archives of Central America pointing to mineral occurrences in the area. Geologically Atitlan is located within the central tertiary volcanic belt of southern Guatemala, which presents the best characteristics for epithermal mineralization in the country. References point out the existence of several gold, silver, and copper occurrences in the area which are yet to be located precisely.

         The mineral reconnaisance concession application was presented to the Ministry of Energy and Mines on July 23, 1997. The concession can be plotted in the GUATEMALA 1:250,000 base map.

"SAN DIEGO"

         Is a mineral reconnaissance concession located in the Zacapa and Chiquimula provinces in eastern Guatemala, some 150 Kms. east of Guatemala City. Due to its reconnaissance status it covers a larger area than exploration concessions, namely 800 sq. kms. the following UTM coordinates bound it:

--------------------------------------------------------------------------------------------------------------------------
                 Apex                                     North                                    East
--------------------------------------------------------------------------------------------------------------------------
                   1                                    1,650,000                                190,000
                   2                                    1,650,000                                230,000
                   3                                    1,630,000                                230,000
                   4                                    1,630,000                                190,000
--------------------------------------------------------------------------------------------------------------------------

         The San Diego reconnaissance concession was requested with the purpose of covering a large area of good, prospective land in eastern Guatemala. The main feature at San Diego is the fact that it completely surrounds the El Pato gold and silver mineral reserve, which is the best-understood exploration project in Guatemala to this date. The area has been studied by the General Mining Directorate and by the United Nations Revolving Fund for Natural Resources Exploration during the years 1990 and 1991. From these studies, a total of 850,000 MT averaging 7.0 g/t gold are proven. Possible reserves are 200,000 tone averaging 5.8 g/t gold.

         Geologically, due to its extension the area contains several geological settings. Most important is the presence of the Motagua Fault to the north and the Chiquimula Pluton (intrusive) on the eastern half of the concession.

         The mineral reconnaissance concession application was presented to the Ministry of Energy and Mines on July 24, 1997. The concession can be plotted on the CHIQUIMULA 1:250,000 base map.